News from
Ashland Coal, Inc.                             Ashland Coal, Inc


                                               P.O. Box 6300
                                               Huntington, WV 25771-6300
                                               (304) 526-3333
                                               (304) 526-3678 Fax

                                               David G. Todd
                                               Vice President
                                               (304) 526-3755
                                               For Immediate Release
                                               January 27, 1997


ASHLAND COAL AND ARCH MINERAL AGREE IN PRINCIPLE TO COMBINE

         Huntington, WV - The Boards of Directors of Ashland Coal, Inc. and Arch Mineral Corporation today jointly announced that they had approved an agreement in principle calling for the combination of the two companies. The exchange ratio to be used for the transaction would result in former Ashland Coal and Arch Mineral shareholders holding 48 percent and 52 percent of the combined company, respectively. Further terms and conditions of the transaction are continuing to be negotiated and further details cannot be made public at this time. Consummation of the transaction is strictly conditioned upon the negotiation and execution of definitive agreements between the parties, all necessary governmental and regulatory consents and approval by the shareholders of both corporations.